Item 77C

Scudder Asset Management Fund, a series of BT PYRAMID MUTUAL FUNDS

The Proxy Statement on Schedule 14A for Scudder Asset Management Fund (the "Fund"), a series of BT Pyramid Mutual Funds (File No. 811-6576), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission (the "Commission") on June 18, 2002. In addition, the Shareholder Meeting Results for the Fund are incorporated by reference to the Annual Report to Shareholders for such fund filed with the Commission on November 29, 2002.